Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated March 30, 2012 relating to the financial statements of Alimera Sciences, Inc. (the “Company”) (which report expresses an unqualified opinion on such financial statements and includes an explanatory paragraph regarding the Company’s ability to continue as a going concern), appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Atlanta, Georgia

November 16, 2012